UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2015

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850

(Address of Principal Executive Offices) (Zip Code)

(301) 592-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.03 below for a description of a $450 million senior unsecured credit agreement entered into on July 21, 2015 among Choice Hotels International, Inc. (the “Company”) and Deutsche Bank AG New York Branch, as administrative agent, Wells Fargo Bank, National Association as syndication agent and swingline lender, and a syndication of lenders (the “New Credit Agreement”).

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the entry into the New Credit Agreement described in Items 1.01 and 2.03, on July 21, 2015, the Company’s $350 million senior secured credit facility, dated as of July 25, 2012, among the Company, Deutsche Bank AG New York Branch, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and a syndication of lenders (the “Old Credit Facility”), was terminated and replaced by the New Credit Agreement. The Old Credit Facility consisted of a $200 million revolving credit tranche and a $150 million term loan with an initial maturity date of July 25, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 21, 2015, the Company entered into the New Credit Agreement. The New Credit Agreement provides for a $450 million unsecured revolving credit facility (the “New Revolver”) with a final maturity date of July 21, 2020, subject to optional one-year extensions that can be requested by the Company prior to each of the first, second and third anniversaries of the closing date of the New Revolver. The effectiveness of any such extensions are subject to the consent of the lenders under the New Credit Agreement and certain customary conditions. Up to $35 million of borrowings under the New Revolver may be used for alternative currency loans and up to $15 million of borrowings under the New Revolver may be used for swingline loans.

The New Revolver is unconditionally guaranteed, jointly and severally, by certain of the Company’s domestic subsidiaries, which are considered restricted subsidiaries under the New Credit Agreement. The subsidiary guarantors currently include all subsidiaries that guarantee the obligations under the Company’s Indenture governing the terms of its 5.75% senior notes due 2022 and its 5.70% senior notes due 2020. If the Company achieves and maintains an Investment Grade Rating, as defined in the New Credit Agreement, then the subsidiary guarantees will at the election of the Company be released and the New Revolver will not be guaranteed.

The Company may at any time prior to the final maturity date increase the amount of the New Revolver by up to an additional $150 million to the extent that any one or more lenders commit to being a lender for the additional amount and certain other customary conditions are met.

The Company currently may elect to have borrowings under the New Revolver bear interest at a rate equal to (i) LIBOR plus a margin ranging from 135 to 175 basis points based on the Company’s total leverage ratio or (ii) a base rate plus a margin ranging from 35 to 75 basis points based on the Company’s total leverage ratio. If the Company achieves an Investment Grade Rating, then the Company may elect to use a different, ratings-based, pricing grid set forth in the New Credit Agreement.

The New Credit Agreement requires the Company to pay a fee on the undrawn portion of the New Revolver, calculated on the basis of the average daily unused amount of the New Revolver multiplied by 0.20% per annum. If the Company achieves an Investment Grade Rating and it elects to use the ratings-based pricing grid set forth in the New Credit Agreement, then the Company will be required to pay a fee on the total commitments under the New Revolver, calculated on the basis of the actual daily amount of the commitments under the New Revolver (regardless of usage) times a percentage per annum ranging from 0.10% to 0.25% (depending on the Company’s senior unsecured long-term debt rating).

The New Credit Agreement requires that the Company and its restricted subsidiaries comply with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments and effecting mergers and/or asset sales. With respect to dividends, the Company may not declare or make any payment if there is an existing event of default or if the payment would create an event of default. In addition, if the Company’s total leverage ratio exceeds 4.0 to 1.0, the Company is generally restricted from paying aggregate dividends in excess of $50 million in any calendar year.

The New Credit Agreement imposes financial maintenance covenants requiring the Company to maintain a total leverage ratio of not more than 4.5 to 1.0 and a consolidated fixed charge coverage ratio of at least 2.5 to 1.0. If the Company achieves and maintains an Investment Grade Rating, then the Company will not need to comply with the consolidated fixed charge coverage ratio covenant.

The New Credit Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the New Credit Agreement to be immediately due and payable.

The proceeds of the New Revolver are expected to be used for general corporate purposes, including working capital, debt repayment, stock repurchases, dividends, investments and other permitted uses set forth in the New Credit Agreement.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The summary of the material provisions of the New Credit Agreement set forth above is qualified in its entirety by reference to the full text of the New Credit Agreement filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.1	Senior Unsecured Credit Agreement, dated July 21, 2015 among Choice Hotels International, Inc., Deutsche Bank AG New York Branch, as administrative agent, Wells Fargo Bank, National Association as syndication agent and swingline lender, and a syndication of lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2015	Choice Hotels International, Inc.

	By:	/s/ David L. White
	Name:	David L. White
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

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